Phillip Goldstein
                                                              60 Heritage Drive
                                             Pleasantville, NY 10570

                                                                May 4, 1999

Dear Fellow Shareholder of The Emerging Markets Infrastructure Fund:

         As you may know, our Fund's 1999 Meeting of Shareholders has been postponed until May 14, 1999. The good news is that the proposal to allow shareholders to realize net asset value ("NAV") is receiving overwhelming support. The bad news is that the incumbent directors continue to adamantly oppose that proposal and refuse to commit to implementing it regardless of how strongly shareholders support it.

         If you want an opportunity to get NAV for your shares, there is something very important that you should realize. If you previously submitted only management's WHITE proxy card and voted to "withhold authority" for management's nominees for director, that is not enough. You need to elect directors who are committed to delivering NAV and that can only be done by returning a GREEN proxy card. Of course, if you have not yet voted at all, you still may do so on the enclosed GREEN proxy card. In any proxy contest, only the last valid proxy card you submit is counted and it supersedes all previous ones. In either case, time is short so please mail your GREEN proxy card today.

         While the incumbent directors say they are "vague" about why I am challenging them, the issue is really quite simple. They have kept shareholders prisoners for years while the Fund's shares languished at a wide discount to NAV. Even as recently as April 30, 1999 the discount stood at 17.1%, representing a loss to shareholders of $1.81 per share. I want to eliminate the discount and allow shareholders to realize NAV. If you agree, you must affirmatively vote to elect directors who will do what the shareholders clearly demand of them.

         For too long the incumbent directors have been complacent about our Fund's miserable performance. Now they think that they can ignore a shareholder mandate for action. Only by electing Gerry Hellerman and me as directors can you be assured that your demands will not be ignored. To repeat, if you believe, as I do, that shareholders should be able to receive NAV for their shares, it is critical that you mail the GREEN proxy card today.

     Please call me at (914) 747-5262 if you have any questions whatsoever. Thank you.

                                          Sincerely yours,



                                          Phillip Goldstein



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